Exhibit 23.6
CONSENT OF SKADDEN, ARPS, SLATE, MEAGHER & FLOM LLP
Reference is made to our opinion, dated November 15, 2011, addressed to Apartment Investment and Management Company, a Maryland corporation (“Aimco”), regarding the status of Aimco as a real estate investment trust under the Internal Revenue Code of 1986, as amended, as of such date, which is filed as Exhibit 8.1 to Amendment No. 3 to the Registration Statement (File No. 333-175848) on Form S-4 filed by Aimco and AIMCO Properties, L.P., a Delaware limited partnership (“Aimco OP”), with the Securities and Exchange Commission (the “Commission”) on November 15, 2011.
We hereby consent to the incorporation by reference of such opinion as an exhibit to Amendment No. 1 to the Registration Statement (File No. 333-175851) on Form S-4 (as so amended, the “Registration Statement”) to be filed by Aimco and Aimco OP with the Commission on November 15, 2011 with respect to the merger of Consolidated Capital Institutional Properties/2, LP, and to the reference to Skadden, Arps, Slate, Meagher & Flom LLP under the caption “Legal Matters” in the Information Statement/Prospectus included in the Registration Statement. In giving this consent, we do not thereby admit that we are within the category of persons whose consent is required under Section 7 of the Securities Act of 1933, as amended, or the rules and regulations of the Commission.
/s/ Skadden, Arps, Slate, Meagher & Flom LLP
Chicago, Illinois
November 15, 2011